UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

HILLENBRAND, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 934-7500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 21, 2022, Hillenbrand, Inc. (the “Company”) and certain of its subsidiaries entered into a Syndicated L/G Facility Agreement (the “Facility Agreement”) with Commerzbank Aktiengesellschaft, as coordinator, mandated lead arranger, and bookrunner, the other financial institutions party thereto as lenders and issuing banks, and Commerzbank Finance & Covered Bond S.A., as agent.

The Facility Agreement replaced the Company’s Syndicated L/G Facility Agreement dated March 8, 2018, as amended (the “Prior Agreement”), and permits the Company and certain of its subsidiaries (collectively, the “Participants”) to request that one or more of the lenders issue, on the Participants’ behalf, up to an aggregate of €225 million, an increase from €175 million under the Prior Agreement, in unsecured letters of credit, bank guarantees, or other surety bonds (collectively, the “Guarantees”). Letters of credit, guarantees and surety bonds such as the Guarantees are routinely required by customers of the Company’s industrial businesses. The Guarantees may be issued in euros or certain other agreed-upon currencies. Specified sublimits apply based on the specific lender and currency.

The Guarantees carry an annual fee that varies based on the Company’s leverage ratio. The Facility Agreement also provides for a leverage-based commitment fee assessed on the undrawn portion of the facility. The Facility Agreement matures on the earlier of (i) the date falling five years following the date of the Facility Agreement and (ii) the date of the termination of the Company’s Fourth Amended and Restated Credit Agreement, dated as of June 8, 2022 (as such agreement may be from time to time extended or refinanced). The Facility Agreement contains representations, warranties and covenants that are customary for agreements of this type and also contains specified customary events of default. The Participants’ obligations under the Facility Agreement are guaranteed by the Company and certain of its domestic subsidiaries named therein.

Certain of the lenders and agents under the Facility Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial lending, financial advisory, and other services for the Company and its subsidiaries and have received, or may in the future receive, customary fees and commissions or other payments in connection therewith.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

Exhibit 10.1	Syndicated L/G Facility Agreement, dated June 21, 2022, between Hillenbrand, Inc. and certain of its subsidiaries, Commerzbank Aktiengesellschaft, as coordinator, mandated lead arranger, and bookrunner, the other financial institutions party thereto as lenders and issuing banks, and Commerzbank Finance & Covered Bond S.A., as agent
Exhibit 104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2022	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
Nicholas R. Farrell
Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer